Exhibit 99.1

Nova LifeStyle Announces Entry Into Agreement for Registered Direct Placement of $8.95 Million of Common Stock and Warrants

LOS ANGELES, Monday, April 14, 2014 / PRNewswire / Nova LifeStyle, Inc. (NASDAQ-GM: ‘NVFY’), a U.S.-based fast growing, innovative designer and manufacturer of modern LifeStyle furniture, today announced that it has entered into a securities purchase agreement with certain institutional investors for a registered direct placement of 1,320,059 shares of common stock at a price of $6.78 per share.

As part of the transaction, the Company will also issue to the investors: Series A Warrants for the purchase of up to 660,030 shares of common stock in the aggregate at an exercise price of $8.48 per share, which warrants have a term of 48 months from the date of issuance; Series B warrants for the purchase of up to 633,628 shares of common stock in the aggregate at an exercise price of $6.82 per share, which warrants have a term of 6 months from the date of issuance; and Series C warrants  for the purchase of up to 310,478 shares of common stock in the aggregate at an exercise price of $ 8.53 per share which warrants have a term of 48 months from the date of issuance. After the six month anniversary of the issuance date of the Series C Warrants, if a holder of a Series B Warrant has exercised less than 70% of such holder’s Series B Warrants and the closing sale price of the Company’s common stock is equal to or greater than $9.81 for a period of ten consecutive trading days, then the Company may purchase the entire then-remaining portion of such holder’s Series C Warrants for $1,000.  All of the warrants issued by the Company in the transaction are immediately exercisable.

Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by the Company are expected to be $8,950,000.02. The net proceeds from this offering will be used for general working capital purposes. The completion of the placement will occur on or before April 17, 2014.

FT Global Capital, Inc. acted as the exclusive placement agent for the transaction and Axiom Capital Management, Inc. acted as advisor.

These securities are being offered through a prospectus supplement pursuant to the Company's effective shelf registration statement and base prospectus contained therein. A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission (the "SEC"). A prospectus supplement related to the offering will be filed with the SEC. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

For further details of this transaction, please see the Form 8-K filed with the SEC.

About Nova LifeStyle, Inc.

Nova LifeStyle, Inc., a NASDAQ Global Markets Exchange listed company headquartered in California, is a fast growing, innovative designer and manufacturer of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa, Colorful World, Giorgio Mobili, Nova QwiK, and Bright Swallow International. Nova's products feature urban contemporary styles that integrate comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. To learn more about Nova LifeStyle, Inc., please visit our website at www.NovaLifeStyle.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Investor Contact:
ICR, Inc.
Anne Rakunas
Tel: (310) 954-1113
Anne.Rakunas@icrinc.com